EMPLOYMENT AGREEMENT

This Agreement (“Agreement”), dated October 10, 2007 and effective on October 10, 2007, by and between Pipex Pharmaceuticals, Inc., a Corporation organized under the laws of the State of Delaware (the “Corporation”), and David A. Newsome, M.D., an individual (“Employee” or “Chief Scientific Officer”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to extend employment to the Employee and Employee desires to be engaged and employed by the Corporation, respectively, all pursuant to the terms and conditions hereinafter set forth:

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT: DUTIES

(a) The Corporation engages and employs the Chief Scientific Officer as Chief Scientific Officer of the Corporation and, for the term of this Agreement as long as Chief Scientific Officer desires to serve. It is expected that the employment duties of the Chief Scientific Officer will include reporting to the President and Chief Executive Officer for the full time high quality performance of overseeing the scientific direction of the Corporation’s scientific programs relating to metal mediated diseases, with emphasis on zinc-moncysteine and macular degeneration, assisting with product launches and marketing, intellectual property development, and assisting potential U.S. and international corporate partnerships, strategic alliances, mergers, acquisitions and strategic advice in connection with new product launches of the Corporation           (b) The Chief Scientific Officer shall devote approximately up to 50% of his professional time at the Corporation’s executive offices in Ann Arbor, Michigan or travelling on corporate business as agreed between the parties, while the remaining time may be devoted at an executive office in the Tampa-St. Petersburg area to be established at the Corporation’s expense, provided, however, that the Chief Scientific Officer acknowledges and agrees that the performance by the Chief Scientific Officer of duties hereunder will likely require significant domestic and international travel by the Chief Scientific Officer.

(c) The Corporation shall provide an office and computer for the Chief Scientific Officer, for use at the Corporation’s executive offices as well cover the expenses associated with the establishment and maintenance of a corporate office in Tampa-St. Petersburg Florida. The Corporation will be the party leasing space and obligated for any continuing office expenses after termination of this Agreement..

(d) The Corporation shall provide a corporate apartment for the use of the Chief Scientific Officer without cost in Ann Arbor, Michigan, and cover his travel expenses.

2.	TERM

The Chief Scientific Officer employment hereunder shall be for a three year period unless terminated earlier under Section 8 of this Agreement.

3.	COMPENSATION

(a) As compensation for the performance of his duties on behalf of the Corporation, Chief Scientific Officer shall receive the following:

(i) Base Salary. The Chief Scientific Officer shall receive a base salary of two hundred and five thousand dollars ($205,000) per year (the “Base Salary”).

(ii) Stock Options. Subject to the approval of stockholders of the Corporation’s stock option plan at an annual meeting of Stockholders (the next annual meeting is scheduled to be held on November 2, 2007), upon and subject to such approval, the Chief Scientific Officer shall receive an option to purchase the Corporation’s publicly traded parent company’s common stock (Pipex Pharmaceuticals, Inc.) equal to one hundred fifty thousand (150,000) options exercisable at the market price per share on the date of issue. These options will vest quarterly on each quarterly anniversary of the start date of employment and for twelve (12) successive quarters while employed by the Corporation and such options will remain exercisable for a period of ten years from the date of grant, unless terminated earlier.

(iii) Bonuses. The Chief Scientific Officer shall be entitled to discretionary cash and non-cash bonuses at each year-end depending upon performance and recommendation of the Compensation Committee of the Corporation’s board of directors, as well as additional commission based cash and stock bonuses during the year determined in the sole and exclusive discretion of the Compensation Committee in connection with significant revenue-generating, out-licensing and merger and acquisition transactions initiated and completed by the Chief Scientific Officer Any such commission based compensation shall be required to be in writing signed by both parties in each instance and for pending transactions unless otherwise stated shall not survive termination of employment for any reason other than dismissal without cause.

(iv) Benefits. The Corporation shall provide the Chief Scientific Officer and his children with health, dental, vision insurance coverage in accordance with Corporation’s group health insurance policy. The Corporation shall also provide the Chief Scientific Officer participation in the Corporation’s discretionary matching and profit sharing 401(k) plan.

(v) Vacation. The Chief Scientific Officer shall be entitled to four (4) weeks paid vacation (i.e. 20 work days) per year,. During the first year of the contract, one week (5 business days) of vacation will vest quarterly. Thereafter, the entire vacation allowance will vest on the annual anniversary date of the contract The Corporation will be also be closed for business on the following 7 days: January 1,

Memorial Day, July 4, Labor Day, Thanksgiving and the Friday after Thanksgiving Day, and December 25. In the event that any of these paid Holidays fall on a weekend, management will announce (at the beginning of each calendar year) the substitute week date(s) allowable for the paid holiday and will be the day(s) immediately preceding or following the weekend in which the holiday falls. In addition, employee’s will be allowed one paid personal and one paid sick day per quarter, accruing at the beginning of each quarter. In all cases, with the exception of sick days, the employee needs to notify management and the employees supervisor with a minimum two weeks prior written notice of the intent to use vacation days.

(vi) Signing Bonus. The Corporation shall pay the Chief Scientific Officer a signing bonus of seven thousand five hundred thousand dollars ($7,500) at the start of employment.

(vii) The Corporation shall reimburse the Chief Scientific Officer’s attorney fees associated with the review of this contract up to a maximum of $2,500.

(b) The Corporation shall reimburse Chief Scientific Officer for all normal, usual and necessary expenses incurred by Chief Scientific Officer in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Chief Scientific Officer expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Corporation. The Corporation will issue a company credit card to the Chief Scientific Officer for expenses. The Chief Scientific Officer will account for such in accordance with the Corporation’s policies. .

4.	REPRESENTATIONS AND WARRANTIES BY THE CHIEF SCIENTIFIC OFFICER

(a) Chief Scientific Officer hereby represents and warrants to the Corporation as follows:

(i) Neither the execution and delivery of this Agreement nor the performance by the Chief Scientific Officer of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Chief Scientific Officer is a party or by which he is bound.

(ii) Chief Scientific Officer has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Chief Scientific Officer enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Chief Scientific Officer to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) The Chief Scientific Officer understands that some or all of the stock received by the Chief Scientific Officer pursuant to section 3(a) (iii) hereof will not be registered under the United States Securities Act of 1933 (the “1933 Act”), and acknowledges that he will be obligated to agree, as a condition to the issuance thereof, that he will acquire such stock for his own account for investment and not with a view to, or for resale in connection with a distribution thereof, and will bear the economic risk of his investment in such stock for an indefinite period of time.

5.	CONFIDENTIAL INFORMATION

(a) Except with prior written authorization by the Corporation, or in cases covered by confidential agreement, Chief Scientific Officer agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, other than to the Corporation’s employees or other entities who are under a similar obligation to maintain the confidential status of the Corporation’s information as confidential and who have a strict need to know of the existence of or access to such information in order to support the Chief Scientific Officers’ duties to the Corporation, the Corporation’s confidential information concerning: products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any affiliates or any of their clients (collectively, “Confidential Information”). The Chief Scientific Officer agrees not to use any such Confidential Information for himself or others. The Chief Scientific Officer agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b) Except with prior written authorization by the Corporation, The Chief Scientific Officer agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c) In the event that the Chief Scientific Officer breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, the Chief Scientific Officer shall not urge as a defence that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, the Chief Scientific Officer agrees that in event that he breaches the covenants in this Section 6, in addition to any other rights that the Corporation may have, the Chief Scientific Officer shall be required to pay to the Corporation any amounts he receives in connection with such breach.

(d) The Chief Scientific Officer recognizes that in the course of his duties hereunder, he may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. The Chief Scientific Officer agrees not to:

(i) Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii) Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

The foregoing obligations of confidentiality, however, shall not apply or shall otherwise terminate if and when, but only to the extent that: (a) such Confidential Information is or shall become publicly known through no fault of the Chief Scientific Officer; (b) is in the Chief Scientific Officer’s possession prior to employment thereof by the Corporation, such prior possession demonstrable by the Chief Scientific Officer’s written records; (c) is disclosed to the Chief Scientific Officer by a third party that is under no obligation of confidentiality to the Corporation, such disclosure demonstrable by the Chief Scientific Officer’s written records, or (d) the Chief Scientific Officer is compelled to disclose by legal process.

6.	INVENTIONS DISCOVERED BY THE CHIEF SCIENTIFIC OFFICER

(a) The Chief Scientific Officer shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable, conceived or first reduced to practice by the Chief Scientific Officer, either alone or jointly with others, while performing services hereunder: (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which the Chief Scientific Officer was or is involved, (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises, or (c) which directly relates to any of the Chief Scientific Officer's work during his employment, whether or not during normal working hours (collectively, "Inventions").

(b) The Chief Scientific Officer hereby assigns to the Corporation all of the Chief Scientific Officer 's right, title and interest in and to any such Inventions. During and after the Term, the Chief Scientific Officer shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Chief Scientific Officer agreed compensation during the course of the Chief Scientific Officer's employment. All such acts shall be done without cost or expense to the Chief Scientific Officer. The Chief Scientific Officer shall be compensated for the giving of evidence or testimony after the term of the Chief Scientific Officer 's employment at the rate of $1,000/day plus expenses. Without limiting the foregoing, the Chief Scientific Officer further acknowledges that all original works of authorship by the Chief Scientific Officer, whether created alone or jointly with others, related to the Chief Scientific Officer's employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. The Chief Scientific Officer hereby irrevocably designates counsel to the Corporation as the Chief Scientific Officer's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Chief Scientific Officer hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. The Chief Scientific Officer agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

(c.) Excluded from this paragraph 6 are any inventions conceived prior to employment with the Corporation. In particular, the dilation enhancing methods and apparatus as disclosed in U.S. patent numbers 6,101,411, 7,151,960 and U.S. patent application number 11/612941(the “Dilation Technology”). Any improvements to the Dilation Technology, irrespective of where or how developed, are excluded from assignment by this paragraph 6.

7.	COMPETITION

(a) During the period of the Chief Scientific Officer's employment by the Corporation, and for a period of one year after such employment (the non-competition period) (regardless of the reasons for termination of employment), the Chief Scientific Officer will not (i) engage in; (ii) have any interest in any person, firm, or corporation that engages in; or (iii) perform any services for any person, firm, or corporation that engages in direct competition with the Corporation, or any of its subsidiaries in the development, research relating to, manufacture, processing, marketing, distribution, or sale of technology related to (i) copper related pharmaceuticals; (ii) zinc-related pharmaceuticals; (iii) thiomolybdate-related pharmaceuticals; provided, however, that this provision shall not prohibit Chief Scientific Officer from owning less than five percent (5%) of the stock of any publicly traded corporation, regardless of the nature of such corporation’s activities. In the event that the Chief Scientific Officer resigns on his own accord or is terminated for Cause, the non-competition period shall be extended an additional year, for a total period of two years.

(b) Chief Scientific Officer will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Corporation during the period of Chief Scientific Officer's employment by the Corporation and for a period of two (2) years thereafter.

(c) The Chief Scientific Officer represents that his experience and capabilities are such that the provisions of this Section 7 will not prevent him from earning a livelihood.

8.	TERMINATION

(a) Chief Scientific Officer’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

(i)	The death or permanent disability of the Chief Scientific Officer,

(ii)

Termination by the Corporation for Cause. For the purpose of this Agreement, termination for “Cause” shall mean a termination for gross insubordination; acts of embezzlement or misappropriation of funds; fraud; dereliction of fiduciary obligation; conviction of a felony, a wilful unauthorized disclosure of confidential information belonging to the Corporation or entrusted to the Corporation by a client; a material violation of any provision of the Agreement which is not cured by the Employee within 15 days of receiving written notice of such violation by the Corporation; being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Employee’s duties under this Agreement, engaging in behaviour that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; Termination for Cause shall also include the failure of the Chief Scientific Officer to perform his written assigned tasks, where such failure is attributable to the fault of the Chief Scientific Officer. In this event, the Corporation will first provide a written warning of such failure and the allocation of fault, and provide a reasonable time period to cure such failure, in no case less than thirty days.

(iii)	Termination by the Corporation without Cause.

(iv)	Material breach by the Corporation of any provision of this agreement which is not cured by the Corporation within fifteen (15) days of written notice thereof from the Employee,

(v)	Termination by the Employee at any time.

(vi)	Termination by the Corporation without Cause.

(b) Exercise of Vested Options. In the event of termination for any reason, Employee’s stock vested options shall continue to be exercisable for a period of one year.

(c) Severance. In the event of termination by the Corporation without Cause, the Corporation shall continue to pay the Chief Scientific Officer’s base salary for a period of six (6) months.

9.	NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given (i) when delivered personally against receipt therefor, (ii) one (1) day after being sent by Federal Express or similar overnight delivery, (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the business address of the Corporation, the home address given in the employee file, or to such other address as such party shall give by notice hereunder to the other party, or (iv) when sent by facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

10.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so a to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.	ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.	BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Chief Scientific Officer and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Chief Scientific Officer’s obligations hereunder may not be transferred or assigned by the Chief Scientific Officer.

13.	NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.	GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Michigan of the United States of America without regard to principles of conflict of laws

15.	HEADING

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

16.	DISPUTE RESOLUTION/ ARBITRATION.

Except for a claim for injunctive relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by the Corporation or the Chief Scientific Officer , of the controversy, claim or dispute to binding arbitration in any venue having jurisdiction over the parties, before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration preceding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party shall be entitled to reimbursement by the other party for all reasonable costs of arbitration incurred by such prevailing part, including attorney’s fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PIPEX PHARMACEUTICALS, INC.

_/s/ Steve H. Kanzer_______________________

By: Steve H. Kanzer
Title: Chairman and Chief Executive Officer

Signed and Agreed to:

/s/ Dr. David A. Newsome_________________

By:	David A. Newsome, M.D.

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